EXHIBIT 99.1



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                             FOR IMMEDIATE RELEASE
                             ---------------------

CONTACT          or        Investor Relations Counsel
-------
Mitchell Binder            Lena Cati, 212-836-9611
Executive Vice President   Linda Latman, 212-836-9609
631-435-8300               The Equity Group Inc.

         ORBIT INTERNATIONAL CORP. REPORTS 2010 SECOND QUARTER RESULTS
         -------------------------------------------------------------

 COMPANY RETURNS TO PROFITABILITY;EXPECTS CONTINUED GROWTH IN THE SECOND HALF OF
 -----------------------------------------------------------------------------
                                      2010
                                      ----


Hauppauge, New York, August 10, 2010 - Orbit International Corp. (NASDAQ:ORBT), an electronics manufacturer, systems integrator and software solution provider, today announced results for the second quarter and six month period ended June 30, 2010.

SECOND  QUARTER  2010VS.  SECOND  QUARTER  2009
-----------------------------------------------
-     Net  sales  increased  14.2%  to  $6,972,000  compared  to  $6,106,000;
-     Gross margin was 36.6% compared to 41.9%;
- Net income was $141,000 or $.03 per diluted share compared to net income of $6,000 or $.00 per diluted share; and,
- Earnings before interest, taxes, depreciation and amortization, and stock based compensation (EBITDA, as adjusted) was $371,000 ($.08 per diluted share) compared to $334,000 ($.08 per diluted share).

FIRST  HALF  2010VS.  FIRST  HALF  2009
---------------------------------------
-     Net  sales  increased  2.9%  to  $12,504,000  compared  to  $12,153,000;
-     Gross margin was 35.1% compared to 39.8%;
- Net loss was $506,000 or $.12 per share compared to net loss of $347,000 or $.08 per share;
- EBITDA, as adjusted, was $20,000 ($.00 per diluted share) compared to $294,000 ($.07 per diluted share); and,
- Backlog at June 30, 2010 was $16.4 million compared to $17.6 million on March 31, 2010 and $12.4 million reported one year earlier.

Dennis Sunshine, President and Chief Executive Officer stated, "As expected, our financial performance for the second quarter of 2010 improved when compared to the current first quarter as well as to the same quarter of last year. Compared to the first quarter of 2010, our net sales increased by 26% and we returned to profitability. The gross margin for the second quarter declined primarily due to higher than expected labor and material costs associated with the $4.1 million MK 119 contract which was completed by June 30, 2010. Although our backlog remains at high levels, several production orders that were previously scheduled for delivery in the first three quarters of the year, continue to be delayed by our customers due to timing and technical issues at the prime contractor level that are unrelated to our hardware. In addition, certain orders for the Orbit Instrument Division that were projected to be booked in the first quarter, yet subsequently delayed, were in fact received during the second quarter and are expected to be shipped in the second half of 2010."

Sunshine noted, "We continue to pursue new and upgrade program opportunities that should have a positive impact on our backlog and our operational results for the second half of 2010 and beyond. Several of these program opportunities have the potential for production requirements that should have a positive long-term impact on our operating performance. One of these programs is the five year Supplier Partner Agreement that our TDL subsidiary entered earlier this year with Synexxus to manufacture color displays in support of all Oberon V4 Electronic Keel System configurations. The initial order for these color displays was received in the current second quarter and we look forward to follow on orders in the future."

Sunshine added, "Another important contract with significant follow on potential, is the $535,000 order received by our TDL subsidiary for its color Mobile Display Terminal (MDT) to support on-board systems information for operators of commercial mass transit systems. MDT is a successful, proven display that has supported a number of municipal transit systems throughout the country and we look forward to re-establishing this stream of revenue from new and upgraded mass transit systems throughout the world. In addition, the $1,000,000 order received by our Electronics Group for the Color Programmable Entry Panels contains an option for follow on orders in the second half of 2010."

Sunshine also added, "Our ICS subsidiary has commenced purchasing material for additional cabinets for the MK 119 Gun Console System under new orders that are expected to be received near the end of the third quarter. In addition, ICS has commenced the labor effort on these cabinets. ICS records revenue for the MK 119 contract under the percentage of completion method and pending the receipt of these orders prior to the quarter end, will record revenue accordingly."

Sunshine continued, "Our Power Group continues to be well positioned for revenue and profitability growth in 2010 and beyond. Behlman started 2010 on a strong note with two orders totaling over $600,000 for power units from a leading oil and gas service company. These orders could lead to repeat business over several years as Behlman is now supplying power units to two of the world's largest oil and gas service companies. In addition Behlman expects to receive additional orders during the current third quarter, for its enhanced COTS power solutions in support of defense electronic programs."

Sunshine concluded, "It is important to note that our Power and Electronics groups are both working with prime customers on several programs that have potential follow on production quantities. Since several programs are now completing qualification testing at systems level, while others are waiting for additional funding, we remain optimistic that we will receive these orders, although timing remains uncertain. We continue to closely monitor the progress of these program schedules directly with our customers, and we remain confident that these schedule delays have reached critical visibility with various procurement agencies, and are now in the process of addressing all remaining open items prior to the formal release of purchase orders. Given our current backlog, delivery schedules of orders we have already received and several pending orders, we expect our 2010 second half operating results to be stronger than the first half, and we continue to anticipate an improved operating performance in 2010 compared to 2009."

Mitchell Binder, Chief Financial Officer, added, "Our financial condition remains strong. At June 30, 2010, total current assets were $19,682,000 versus total current liabilities of $4,382,000 for a 4.5 to 1 current ratio. With approximately $20 million and $7 million in federal and state net operating loss carryforwards respectively, we should continue to shield profits from federal and New York State taxes and enhance future cash flow."

Binder noted, "Our cash, cash equivalents and marketable securities as of June 30, 2010 were approximately $1.3 million. In addition our tangible book value at June 30, 2010 was $3.33 per share, compared to $3.33 per share at March 31, 2010, and $3.15 per share as of June 30, 2009." Binder also pointed out that the Company was in compliance with its bank covenants as of June 30, 2010.

Sunshine concluded, "Our management continues to explore a number of strategic and financial alternatives that would enhance shareholder value, including the priority of synergistic acquisitions and/or the potential sale of the Company."

CONFERENCE  CALL
----------------
The Company will hold a conference call for investors today, August 10, 2010, at 11:00 a.m. ET. Interested parties may participate in the call by dialing 201-689-8037; please call in 10 minutes before the conference call is scheduled to begin and ask for the Orbit International conference call. After opening remarks, there will be a question and answer period. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.orbitintl.com and click on the Investor Relations section. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Orbit's website. We suggest listeners use Microsoft Explorer as their browser.

Orbit International Corp. is involved in the manufacture of customized electronic components and subsystems for military and nonmilitary government applications through its production facilities in Hauppauge, New York, and Quakertown, Pennsylvania; and designs and manufactures combat systems and gun weapons systems, provides system integration and integrated logistics support and documentation control at its facilities in Louisville, Kentucky. Its Behlman Electronics, Inc. subsidiary manufactures and sells high quality commercial power units, AC power sources, frequency converters, uninterruptible power supplies and COTS power solutions.

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company including, but not limited to, statements regarding any acquisition proposal and/or the potential sale of the Company and whether such proposal or a strategic alternative thereto may be considered or consummated; statements regarding the Company's expectations of its operating plans, deliveries under contracts and strategies generally; statements regarding its expectations of the performance of business; expectations regarding costs and revenues, future operating results, additional orders, future business opportunities and continued growth, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Orbit believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Orbit International's ability to control or predict. Important factors that may cause actual results to differ materially and that could impact Orbit International and the statements contained in this news release can be found in Orbit's filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K, annual reports on Form 10-K and its other periodic reports. For forward-looking statements in this news release, Orbit claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Orbit assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

                           (See Accompanying Tables)



                                  ORBIT INTERNATIONAL CORP.
                              CONSOLIDATED STATEMENTS OF INCOME
                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                         (UNAUDITED)

                                                   THREE MONTHS ENDED        SIX MONTHS ENDED
                                                         JUNE 30,                JUNE 30,
                                                     2010       2009        2010        2009
                                                    -----      -----       -----       ------
Net sales                                          $6,972     $6,106     $12,504     $12,153

Cost of sales                                       4,420      3,547       8,110       7,320
                                                   ------     ------     -------     -------
Gross profit                                        2,552      2,559       4,394       4,833

Selling general and administrative
   expenses                                         2,480      2,540       4,949       5,132

Interest expense                                       54         42         111          88

Investment and other income                          (140)       (56)       (181)        (76)
                                                    ------     ------      ------     -------
Net income (loss) before taxes                        158         33        (485)       (311)

Income tax provision                                   17         27          21          36
                                                    ------     ------      ------     -------
Net income (loss)                                  $  141     $    6     $  (506)    $  (347)
                                                   ======     ======     =======     ========

Basic earnings (loss) per share                    $ 0.03     $ 0.00     $ (0.12)    $ (0.08)

Diluted earnings (loss) per share                  $ 0.03     $ 0.00     $ (0.12)    $ (0.08)

Weighted average number of shares outstanding:
 Basic                                              4,380      4,364       4,376       4,320
 Diluted                                            4,461      4,413       4,376       4,320



                                ORBIT INTERNATIONAL CORP.
                            CONSOLIDATED STATEMENTS OF INCOME
                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                       (UNAUDITED)


                                                    THREE MONTHS ENDED    SIX MONTHS ENDED
                                                          JUNE 30,           JUNE 30,
                                                      2010     2009      2010       2009
                                                    ------    -----     -----      ------
EBITDA Reconciliation (as adjusted)
-------------------------------------------------
Net income (loss)                                    $ 141    $   6    $ (506)    $ (347)
Interest expense                                        54       42       111         88
Tax expense                                             17       27        21         36
Depreciation and amortization                           72      181       225        360
Stock based compensation                                87       78       169        157
                                                     -----    -----    ------     ------
EBITDA (1)                                           $ 371    $ 334    $   20     $  294
                                                    ======    =====    ======     ======

Adjusted EBITDA Per Diluted Share Reconciliation
-------------------------------------------------
Net income (loss)                                    $0.03    $0.00    $(0.11)    $(0.08)
Interest expense                                      0.01     0.01      0.02       0.02
Tax expense                                           0.00     0.01      0.00       0.01
Depreciation and amortization                         0.02     0.04      0.05       0.08
Stock based compensation                              0.02     0.02      0.04       0.04
                                                     -----    -----    ------     -------
EBITDA per diluted share (1)                         $0.08    $0.08    $ 0.00     $ 0.07
                                                     =====    =====    ======     =======


(1)  The  EBITDA  tables  (as  adjusted)  presented are not determined in accordance with accounting  principles  generally  accepted  in the United States of America.  Management uses  adjusted  EBITDA to evaluate the operating performance of its business.  It is also used,  at  times, by some investors, securities analysts and others to evaluate companies and  make  informed  business decisions.  EBITDA is also a useful indicator of the income generated to service debt.  EBITDA (as adjusted) is not a complete measure of an entity's profitability  because  it does not include costs and expenses for interest, depreciation and  amortization,  income  taxes  and  stock  based  compensation.  Adjusted  EBITDA  as presented  herein  may  not  be  comparable to similarly named measures reported by other companies.


                                                      SIX MONTHS ENDED
                                                          JUNE 30,
Reconciliation of EBITDA, as adjusted,
to cash flows from operating activities (1)         2010              2009
                                                    ----              ------

EBITDA (as adjusted)                              $   20            $   294
Interest expense                                    (111)               (88)
Tax expense                                          (21)               (36)
Bond amortization                                      0                  5
Bad debt expense                                       0                 10
Write-down of (gain on) marketable securities       (100)                39
Deferred income                                      (42)               (22)
Net change in operating assets and liabilities    (1,237)             1,153
                                                  -------          ---------
Cash flows from (used in) operating activities   $(1,491)         $   1,355
                                                 ========         ==========





                                                    ORBIT INTERNATIONAL CORP.
                                                   CONSOLIDATED BALANCE SHEETS


                                                                                               JUNE 30, 2010    DECEMBER 31, 2009
                                                                                               ---------------  -------------------
ASSETS                                                                                             (UNAUDITED)
Current assets:
   Cash and cash equivalents                                                                   $      875,000   $    2,321,000
   Investments in marketable securities                                                               401,000        1,019,000
   Accounts receivable, less allowance for doubtful accounts                                        5,931,000        3,857,000
   Inventories                                                                                     11,881,000       11,624,000
   Costs and estimated earnings in excess of billings on  uncompleted contracts                          -           1,079,000
   Deferred tax asset                                                                                 397,000          714,000
   Other current assets                                                                               197,000          287,000
                                                                                                 -----------    --------------
                            Total current assets                                                   19,682,000       20,901,000

Property and equipment, net                                                                         1,330,000        1,246,000
Goodwill                                                                                            2,483,000        2,483,000
Intangible assets, net                                                                                137,000          227,000
Deferred tax asset                                                                                  1,759,000        1,403,000
Other assets                                                                                          685,000          661,000
                                                                                                  -----------   ---------------

 Total assets                                                                                  $   26,076,000   $   26,921,000
                                                                                               ==============   ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Current portion of long term obligations                                                    $      931,000   $      995,000
   Notes payable-bank                                                                               1,142,000          988,000
   Accounts payable                                                                                 1,119,000        1,084,000
   Income taxes payable                                                                                15,000           57,000
   Accrued expenses                                                                                 1,045,000        1,102,000
   Customer advances                                                                                   45,000           32,000
   Deferred income                                                                                     85,000           85,000
                                                                                                ------------    --------------
                             Total current liabilities                                              4,382,000        4,343,000

Deferred income                                                                                       129,000          171,000
Long-term obligations                                                                               3,491,000        4,034,000
                                                                                                 ------------   --------------
    Total liabilities                                                                               8,002,000        8,548,000

Stockholders' Equity
 Common stock                                                                                         502,000          493,000
 Additional paid-in capital                                                                        21,700,000       21,464,000
 Treasury stock                                                                                      (915,000)        (913,000)
 Accumulated other comprehensive gain                                                                  29,000           65,000
 Accumulated deficit                                                                               (3,242,000)      (2,736,000)
                                                                                                   ----------   --------------
     Stockholders' equity                                                                          18,074,000       18,373,000
                                                                                                 ------------   ---------------
     Total liabilities and stockholders' equity                                                $   26,076,000   $   26,921,000
                                                                                               ==============   ==============